UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 07, 2025

Iterum Therapeutics plc

(Exact name of Registrant as Specified in Its Charter)

Ireland	001-38503	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Dublin Landings North Wall Quay
Dublin 1, Ireland		Not applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: +353 1 6694820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2025, the Board of Directors (the “Board”) of Iterum Therapeutics plc (the “Company”), upon recommendation of the nominating and corporate governance committee of the Board, approved the appointment of Joseph J. Whalen as a member of the Board, effective as of March 10, 2025. Mr. Whalen will serve as a Class III director with a term expiring at the Company’s 2027 annual general meeting of shareholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Whalen has also been appointed as a member of both the audit committee of the Board (the “Audit Committee”) and the compensation committee of the Board (the “Compensation Committee”).

Mr. Whalen has over 30 years of experience in finance and business development in the bio-pharmaceutical industry including roles at Horizon Therapeutics, Baxter Healthcare Corporation and Searle Pharmaceuticals.

Mr. Whalen will receive compensation for his service as a non-employee director and member of the Audit Committee and Compensation Committee in accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”). Pursuant to the Policy, Mr. Whalen will be eligible to receive (i) annual cash retainers of $35,000 for serving on the Board, $7,500 for serving as a member of the Audit Committee, and $6,000 for serving as a member of the Compensation Committee, and (ii) currently, in lieu of an annual equity grant, a cash amount determined by the Board and paid in accordance with the schedule to determined by the Board, following each annual general meeting of the Company’s shareholders. Mr. Whalen will also receive reimbursement for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

In addition, in connection with his appointment, Mr. Whalen is expected to enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-224582) filed with the SEC on May 1, 2018, and a standard form of indemnification agreement with its U.S. subsidiary, Iterum Therapeutics US Limited, a copy of which is filed as Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-224582) filed with the SEC on May 1, 2018.

There are no family relationships between Mr. Whalen and any of the Company’s directors or executive officers and Mr. Whalen does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Iterum 404(a) of Regulation S-K as promulgated under the Securities Exchange Act of 1934, as amended. There were no arrangements or understandings between Mr. Whalen and any other person pursuant to which Mr. Whalen was selected as a director of the Company.

On March 7, 2025, the Board also appointed David Kelly, an existing director of the Board, as Chairman of the Board, effective as of March 10, 2025, following the resignation of the former Chairman, Ronald M. Hunt, as director of the Board on February 14, 2025.

Item 8.01 Other Events.

On March 7, 2025, the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that, after giving effect to Mr. Whalen's appointment to the Board and the Audit Committee, the Audit Committee will be comprised of three independent members as required by Nasdaq Listing Rule 5605(c)(2)(A), and therefore the Company will be in compliance with the audit committee requirement under Nasdaq Listing Rule 5605(c)(2)(A) as of March 10, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Date:	March 10, 2025	By:	/s/ Corey N. Fishman
Corey N. Fishman Chief Executive Officer